Exhibit 3.67
CLOSURE SYSTEMS INTERNATIONAL (BRAZIL)
SISTEMAS DE VEDAÇÃO LTDA.
CNPJ/MF No. 09.074.885/0001-48
NIRE 35.221.743.480
TWELFTH AMENDMENT AND CONSOLIDATION OF THE ARTICLES OF ASSOCIATION
CLOSURE SYSTEMS INTERNATIONAL B.V., a company incorporated and existing under the laws of The Netherlands, with head offices at Teleportboulevard 140, 1043EJ, Amsterdam, The Netherlands, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (“CNPJ/MF”) under No. 09.317.449/0001-52, herein represented by its attorney-in-fact Guilherme Rodrigues Miranda, a Brazilian citizen, married, engineer, enrolled with the Individual Taxpayers’ Registry of the Ministry of Finance (“CPF/MF”) under No. 708.273.207-44, bearer of identity card RG No. 04.071.691-2 (SSP/RJ), with business address in the City of Barueri, State of São Paulo, at Alameda Araguaia, 1,819-1,889, Zip Code 06455-000 (“CSI BV”); and
CLOSURE SYSTEMS INTERNATIONAL HOLDINGS, INC., a company incorporated and existing under the laws of the State of Delaware, United States of America, with head offices at National Registered Agents, Inc, 160 Greentree Drive, Suite 101, Dover DE 19904, United States of America and principal place of business at 6641 West Broad Street, Richmond, State of Virginia, 23230, United States of America, enrolled with the CNPJ/MF under No. 11.370.367/0001-13, herein represented by its attorney-in-fact, Guilherme Rodrigues Miranda, particulars mentioned above (“CSI-Holdings”);
quotaholders representing the totality of the capital stock of CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDAÇÃO LTDA., a limited liability company with head offices in the City of Barueri, State of São Paulo, at Alameda Araguaia, 1,819-1,889, Sítio Tamboré, Zip Code 06455-000, enrolled with the CNPJ/MF under No. 09.074.885/0001-48, with its incorporation documents registered before the Commercial Registry of the State of São Paulo (“Jucesp”) under NIRE 35.221.743.480 (the “Company”), resolve to sign this twelfth amendment of the articles of association of the Company according to the following:
1. Closing of Branches.
1.1 The quotaholders decided, unanimously, to enclose the activities of the branch located in the City of Sorocaba, State of São Paulo, at Av. Independência, 415 — Part C, Iporanga District, Zip Code 18.103-000, enrolled with the CNPJ/MF under No. 09.074.885/0003-00 and with its incorporation documents registered before Jucesp under NIRE 35.903.285.494 and the branch located in the City of, State of São Paulo, at Av. Ireno da Silva Venâncio, 199, Portaria 1, Protestantes District, Zip Code 18.111-100, enrolled with the CNPJ/MF under No. 09.074.885/0004-90 and with its incorporation documents registered before Jucesp under NIRE 35.903.394.251. The activities of the company’s head offices and the branch located in the City of Itapissuma, State of Pernambuco, at Rdv. PE 35 s/n Km 03, Part C, Zona Industrial, remain unaltered.
1.2 Due to the decision above, section 3 of the Company’s Articles of Association shall have the following new wording:
“3. The company has its head offices and jurisdiction in the City of Barueri, State of São Paulo, at Alameda Araguaia, 1,819-1,889, in the district of Sítio Tamboré, Zip Code 06455-000. The company may, by means of a resolution of quotaholders, open branches and other establishments in any part of Brazilian territory, attributing to these, for legal purposes, allocated capital from that of the head offices.
3.1 The head offices of the company may perform all the activities described at the corporate purpose.
3.2 The Company has a branch located at Rdv. PE 35 s/n Km 03, Parte C — Zona Industrial — Itapissuma/PE — Zip Code 53.700-000, enrolled with the CNPJ/MF under No. 09.074.885/0002-29 and with its incorporation documents registered under NIRE 26.900.475.155, that shall develop the production, manufacturing, transformation and commercialization of plastic products and its by-products, as well as any and all equipment and machinery in any way related or associated to these, including the import and export of raw material and equipment destined to these products; in addition, the rental of machinery used in the process of plastic blowing, as well as the providing of services in operational training and technical assistance for mentioned machinery.”
2. Consolidation.
2.1 The quotaholder resolve to ratify all de other sections o the Company’s Articles of Association that were not expressly modified by this instrument.
2.2 Finally, the quotaholders resolve to consolidate the Articles of Association of the Company, which shall read as follows:
“CLOSURE SYSTEMS INTERNATIONAL (BRAZIL)
SISTEMAS DE VEDAÇÃO LTDA.
ARTICLES OF ASSOCIATION
I — Name, Head Offices and Term
1. The corporate name of the company is Closure Systems International (Brazil) Sistemas de Vedação Ltda.
2 The company shall be governed by the present articles of association, by the provisions inserted in the chapter about limited liability companies of the Civil Code (Law 10,406/02), and on a subsidiary basis by the laws applicable to corporations.
3. The company has its head offices and jurisdiction in the City of Barueri, State of São Paulo, at Alameda Araguaia, 1,819-1,889, in the district of Sítio Tamboré, Zip Code 06455-000. The company may, by means of a resolution of quotaholders, open branches and other establishments in any part of Brazilian territory, attributing to these, for legal purposes, allocated capital from that of the head offices.

3.1 The head offices of the company may perform all the activities described at the corporate purpose.
3.2 The Company has a branch located at Rdv. PE 35 s/n Km 03, Parte C — Zona Industrial — Itapissuma/PE — Zip Code 53.700-000, enrolled with the CNPJ/MF under No. 09.074.885/0002-29 and with its incorporation documents registered under NIRE 26.900.475.155, that shall develop the production, manufacturing, transformation and commercialization of plastic products and its by-products, as well as any and all equipment and machinery in any way related or associated to these, including the import and export of raw material and equipment destined to these products; in addition, the rental of machinery used in the process of plastic blowing, as well as the providing of services in operational training and technical assistance for mentioned machinery.
4. The company started its business activities on the date of execution of the articles of association that incorporated the company and shall have an indefinite term of duration.
II — Corporate Purpose
5. The corporate purpose of the company shall be:
i)	production, manufacturing, transformation and commercialization of plastic products and its by-products, as well as any and all equipment and machinery in any way related or associated to these, including the import and export of raw material and equipment destined to these products;

ii)	rental of machinery used in the process of plastic blowing, as well as providing services in operational training and technical assistance for mentioned machinery;

iii)	hold equity interest in the corporate capital of other companies as a shareholder and/or quotaholder, with the possibility to present collateral as guarantee in favor of companies, to secure the fulfillment of obligations of any of its quotaholders or of any other entity that is part of the same economic group as the company or its quotaholders, including but not limited to collaterals, sureties, endorsements, pledges and mortgages, as well as with the possibility to incur borrowing and make loans and other financial arrangements of any sort; and
iv)	all other activities necessary, desirable or complementary to its corporate purpose.
III — Capital Stock
6. The capital stock is of twenty-four million, eight hundred and thirty-three thousand, five hundred and sixty-six Reais (R$24,833,566.00), divided into twenty-four million, eight hundred and thirty-three thousand, five hundred and sixty-six (24,833,566) quotas, with a par value of one real (R$1.00) each, fully subscribed and distributed among the quotaholders as follows:

Quotaholder	Number of quotas	Value (R$)
Closure Systems International B.V.	24,833,565	24,833,565.00
Closure Systems International Holdings, Inc.	1	1.00

Total	24,833,566	24,833,566.00
6.1 The liability of each of the quotaholders shall, in accordance with the law, be limited to the value of their quotas, but all quotaholders shall be jointly and severally liable for fully paying-up the capital stock.
6.2 The totality of the quotas held by CSI Holdings and by CSI BV are pledged in favor of The Bank of New York Mellon, acting in favor of the beneficiaries, pursuant to the terms and conditions of the Quota Pledge Agreement entered into by and among CSI BV, CSI Holdings, the Company and The Bank of New York Mellon on January 29, 2010.
IV — Resolutions of Quotaholders
7. In addition to the matters indicated in other clauses of the present articles of association, the following matters need to be approved by the quotaholders, in accordance with the decision quorum set forth in Clause 8:

a)	the amendment to the present articles of association;

b)	the consolidation, merger or winding-up of the company, or the lifting of the liquidation of the company;

c)	the appointment of managers, when done in a separate act;

d)	the removal of managers;

e)	the remuneration of managers;

f)	the filing of a recovery plan before creditors, judicially or extra-judicially;

g)	the approval of the management accounts; and

h)	the appointment and removal of liquidators and examination of their accounts.
8. The resolutions shall be approved by quotaholders representing at least three fourths (3/4) of the capital stock, except for the situations when a larger quorum is demanded by law or by the present articles of association.
9. All quotaholders resolutions shall be decided upon in quotaholders’ meetings. The meeting of quotaholders shall be dismissed when all the quotaholders decide, in writing, about the subject that would be in its agenda.
9.1 The management of the company is dismissed from keeping corporate books.
10. A quotaholders’ meeting shall be held annually, in the four month period following the end of the fiscal year, in order to examine the management accounts and decide upon financial statements, as well as to appoint the managers, if applicable.
10.1 Copies of the financial statements must be delivered to quotaholders at least thirty (30) days prior to the scheduled date of the annual quotaholders’ meeting.

10.2 Clause 9 above shall be applicable to the annual quotaholders’ meetings.
V — Management
11. The company shall be managed by one (1) manager, who does not need to be a quotaholder. The manager is released from giving guarantee due to their term of office, and shall remain in office for an indefinite term, with the designation to be established by the quotaholders when appointed, having the powers to perform any acts necessary or convenient to the management of the company, including:
a)	the active and passive representation of the company, in or out of court, including representation before any federal, state or municipal department and independent governmental agencies; and

b)	the management, guidance and orientation of the corporate businesses.
11.1 Any and all acts carried out by the Manager, any employee or attorney-in-fact, on behalf of the company, which are not related to the corporate purposes, such as the granting of collateral, sureties, endorsements and other guarantees granted in favor of any third parties — that are not part of the same economic group as the company or its quotaholders — shall be expressly forbidden, lawfully null and void and ineffective in relation to the company, unless such acts have been previously and expressly authorized, in writing, by quotaholders representing the majority of the capital stock.
11.2 The granting of any sort of guarantees, including but not limited to collaterals, sureties, endorsements, pledges and mortgages by the company to any of its quotaholders or any other entity that is part of the same economic group as the company or its quotaholders, as well as any other document related to the same, may be freely executed by the Manager without the need of prior approval by the quotaholders.
12. The company shall be liable solely through:
a)	act or signature of any of the managers; or

b)	act or signature of two attorneys-in-fact, acting jointly and within the limits established in their powers-of-attorney; or

c)	act or signature of an attorney-in-fact with special powers, acting solely and within the limits established in his/her powers-of-attorney.
12.1 Powers-of-attorney granted by the company shall be always and exclusively signed by one of the managers and shall specify all the powers granted and, with the exception of the “ad judicia” proxies, shall be valid for a defined term.
VI — Transfer and Assignment of Quotas
13. The assignment of quotas, even if to quotaholders of the company, shall only be valid with the prior and express consent of quotaholders representing the majority of the capital stock. The same rule applies to the assignment of the preemptive right (direito de preferência) to any capital increase in the company.
VII — Fiscal Year, Financial Statements and Profits
14. The fiscal year shall end on December 31 of each year, at which time the financial statements shall be drawn up.
14.1 The profits verified at the end of each fiscal year shall be distributed as determined by the quotaholders. Profit distribution, if applicable, shall be made to the quotaholders proportionately to the equity interest of each quotaholder in the capital stock, except for any unanimously approved resolution deciding against this.
14.2 The company, by resolution of the quotaholders, may distribute profits to the accrued profits account or to the profit reserve account present in the more recent annual balance sheet.
14.3 The company may determine, through quotaholders’ resolutions, the drawing up of balances sheets as well as the profits distribution in shorter periods.

VIII — Dissolution and Quotaholder Exclusion
15. The death or incapacity of any of a quotaholder (individual), or the liquidation or bankruptcy of any of a quotaholder (legal entity), shall not cause the company to be dissolved, but it shall be resolved pursuant to that quotaholders, whose quota shall be liquidated.
16. If there is just cause, quotaholders representing more than half of the capital stock may exclude one or more quotaholders from the company, through an amendment to this articles of association.
16.1 The exclusion shall be decided upon in a meeting summoned specifically for this purpose, notifying the quotaholder to be excluded with ten business days in advance, allowing for its right to defense. In case the quotaholder to be excluded does not attend the meeting, it shall be deemed that he/she waived its right to defense.
IX — Verification and Payment of Assets
17. In any case of dissolution of the company in relation to one quotaholder, the exclusion of a quotaholder, or the exercise of the right of withdrawal, the quota to be liquidated shall be calculated based on its book value amount, verified by the drawing-up of a special balance sheet of the company on the basis date of the event. The verified assets shall be paid in cash or assets within twenty-four (24) months, in installments or not, as to be determined by the remaining quotaholders.
X — Winding-up and Liquidation of the Company
18. The company shall be wound up by means of a quotaholders’ resolution, as set forth in Clause 7, and in the other cases set forth in the law.
19. Once the company is wound up, its liquidation shall proceed as set forth in articles 1,102 to 1,112 of the Civil Code.

XI — Transformation
20. The company may, by quotaholder’s resolution, adopt any corporate type. The quotaholders hereby waive any right to withdrawal in the event of a transformation of corporate type.
XII — Jurisdiction
21. The courts of the City of São Paulo, State of São Paulo, are elected to resolve any dispute in connection with the present articles of association, be it between quotaholders or between quotaholders and the company.
XIII — Appointment of Managers
22. It is hereby appointed as manager of the company Mr. Guilherme Rodrigues Miranda, Brazilian citizen, married, engineer, enrolled with the CPF/MF under No. 708.273.207-44, bearer of identity card RG No. 04.071.691-2 SSP/RJ, with business address at Alameda Araguaia, 1,819-1,889, City of Barueri, State of São Paulo, CEP 06455-000.
The parties execute the present instrument in three (3) counterparts of equal content and form, before of two (2) undersigned witnesses.
São Paulo, October 13, 2011.

CLOSURE SYSTEMS	CLOSURE SYSTEMS
INTERNATIONAL B.V.	INTERNATIONAL HOLDINGS, INC.
By: Guilherme Rodrigues Miranda	By: Guilherme Rodrigues Miranda
Position: Attorney in fact	Position: Attorney in fact
Witnesses:

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Name: [ILLEGIBLE]	Name: [ILLEGIBLE]
ID:	ID:
CPF:	CPF: